Press Release	Source: House of Brussels Chocolates Inc.

House of Brussels Completes $6 Million Financing
Thursday March 31, 9:00 am ET

HOUSTON--(BUSINESS WIRE)--March 31, 2005--House of Brussels Chocolates Inc. (OTCBB:HBSL - News)

Company Ready to Proceed to Next Growth Level

House of Brussels Chocolates Inc. ("House of Brussels") (OTCBB:HBSL - News), announced today the closing of a $6 million convertible financing facility with Laurus Master Fund, Ltd. ("Laurus Funds"), a New York based institutional equity fund that specializes in making direct investments in growth-stage public companies that exhibit exceptional promise.

Mr. Petersen, CEO of House of Brussels stated, "We are delighted to have completed this important financing. Our Company is faced with significant growth opportunities. This infusion of capital provides the resources we've been seeking to support the expansion in production required by our increasing sales volumes." "We are exceptionally pleased to have a long-term strategic financing partner like Laurus Funds," Petersen added

The $6 million facility consists of a $3.5 million 3-year term note and a $2.5 million revolving line of credit based on eligible accounts receivable. The financing is convertible, under certain conditions, into shares of House of Brussels' common stock at a fixed price of $0.88 per share. In connection with the financing, House of Brussels issued Laurus Funds a common stock purchase warrant to purchase up to 1,500,000 shares of its common stock at $1.20 each.

Bill Donovan, Chairman of HBSL's Board of Directors, commented, "The ambition of House of Brussels' management is to build a world-class, leading-edge chocolate company. We know this goal requires creative thinking and a solid financial structure. We believe this financing will allow us to improve the strength of our balance sheet and increase the flexibility with which we respond to our customer's needs."

House of Brussels will file a Form 8-K with the Securities and Exchange Commission, which will include copies of the material agreements involved.

About House of Brussels Chocolates Inc. ( www.brusselschocolates.com )

For more than 20 years, House of Brussels Chocolates has manufactured and distributed high-end, award-winning chocolates. HBSL's signature product is the chocolate hedgehog, which marries the traditional Belgian symbol of good luck (i.e., the hedgehog) with taste (i.e., chocolate) for a strong customer appeal. In addition to its house brands, HBSL creates custom packaging, shaping and sizing as well as private labels for numerous North American retailers.

DeBas Chocolatier, a wholly owned subsidiary of HBSL, produces the Company's artisan chocolates. Every piece of DeBas chocolate is handcrafted to be a true work of art that is distinctly superior in quality and taste. DeBas is also famous for its panned chocolate products such as chocolate-covered coffee beans, fruits and nuts. The DeBas factory is certified as organic by the State of California, in addition to being Orthodox Kosher certified.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the Company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

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Contact:
House of Brussels Chocolates Inc.
Chief Executive Officer
Grant Petersen, 800-661-1524
Email: info@hobc.us

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Source: House of Brussels Chocolates Inc.